Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL AND CONSTITUTION OF TRINITY BIOTECH PLC

The following is a summary of certain provisions of the Constitution of Trinity Biotech plc, comprising the Memorandum of Association and the Articles of Association. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Constitution, which is included as an exhibit to this annual report.

Objects

The Company’s objects, detailed in Clause 3 of its Memorandum of Association, are varied and wide ranging and include the carrying on of the business of researchers, manufacturers, buyers, sellers and distributors of all kinds of patents, pharmaceutical, medicinal and diagnostic preparations, equipment, drugs and accessories of every description. They also include the power to acquire shares or other interests or securities in other companies or businesses and to exercise all rights in relation thereto. The Company’s registered number in Ireland is 183476.

Powers and Duties of Directors

The directors may make such arrangements as may be thought fit for the management of the Company’s affairs in the Republic of Ireland or abroad.

A director may enter into a contract and be interested in any contract or proposed contract with the Company either as vendor, purchaser or otherwise and shall not be liable to account for any profit made by him resulting therefrom provided that he has first disclosed the nature of his interest in such a contract at a meeting of the board as required by Section 231 of the Irish Companies Act 2014. Generally, a director must not vote in respect of any contract or arrangement or any proposal in which he has a material interest (otherwise than by virtue of his holding of shares or debentures or other securities in or through the Company). In addition, a director shall not be counted in the quorum at a meeting in relation to any resolution from which he is barred from voting.

A director is entitled to vote and be counted in the quorum in respect of certain arrangements in which he is interested (in the absence of some other material interest). These include the giving of a security or indemnity to him in respect of money lent or obligations incurred by him for the Group, the giving of any security or indemnity to a third party in respect of a debt or obligation of the Group for which he has assumed responsibility, any proposal concerning an offer of shares or other securities in which he may be interested as a participant in the underwriting or sub-underwriting thereof and any proposal concerning any other company in which he is interested provided he is not the holder of or beneficially interested in 1% or more of the issued shares of any class of share capital of such company or of voting rights.

The Board may exercise all the powers of the Company to borrow money, to mortgage or charge its undertaking, property and assets (present or future) and uncalled capital and (subject to the Companies Act 2014) to create and issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of any third party.

The Board is obliged to restrict its borrowings to ensure that the aggregate amount outstanding of all monies borrowed by the Group (exclusive of inter-Group borrowings) does not, without the previous sanction of an ordinary resolution of the Company, exceed an amount equal to twice the Adjusted Capital and Reserves (as defined in the Articles of Association). However, no lender or other person dealing with the Company shall be obliged to see or to inquire whether the limit imposed is observed and no debt incurred in excess of such limit will be invalid or ineffectual unless the lender has express notice at the time when the debt is incurred that the limit was or was to be exceeded.

Directors are not required to retire upon reaching any specific age and are not required to hold any shares in the capital of the Group. The Articles provide for retirement of the directors by rotation.

One third of the directors for the time being other than a director holding an executive office with Trinity Biotech or, if their number is not three or a multiple of three, then the number nearest to, but not exceeding, one third shall retire from office at each annual general meeting, but if at any annual general meeting the number of directors who are subject to retirement by rotation is two, one of such directors shall retire and, if the number of such directors is one, that director shall retire. The directors to retire at each annual general meeting shall be the directors who have been longest in office since their last appointment. As between directors of equal seniority the directors to retire shall, in the absence of agreement, be selected from among them by lot. A retiring director shall be eligible for re-appointment and shall act as a director throughout the meeting at which he retires.  The Company may by ordinary resolution at the meeting at which any Director retires fill the vacated office by appointing a person thereto and, in default, the retiring Director, if willing to act, shall be deemed to have been re-appointed unless at such meeting it is expressly resolved not to fill such vacated office or a resolution for the re-appointment of such Director shall have been put to the meeting and lost.

All of the members entitled to attend and vote at an annual general meeting may vote on the appointment or re-appointment of directors. A separate motion must be put to a meeting in respect of each director to be appointed unless the meeting itself has first agreed that a single resolution is acceptable without any vote being given against it.

Rights, Preferences and Restrictions Attaching to Shares

The Company may, subject to the provisions of the Companies Act 2014, issue any share on the terms that it is, or at the option of the Company is to be liable, to be redeemed on such terms and in such manner as the Company may determine by special resolution.

Every shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to vote, whether in person or by proxy, at any general meeting of the Company or any meeting of a class of shareholders of the Company) who (being an individual) is present in person or by duly appointed proxy or (being a corporation) is present by duly authorised representative or by duly appointed proxy shall have one vote for every share of which he or she is the holder. In the case of joint holders, the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. Seniority shall be determined by the order in which the names of the holders stand in the Share Register in respect of the joint holding.

Subject to any conditions of allotment, the directors may from time to time make calls on members in respect of monies unpaid on their shares. At least 14 clear days’ notice must be given of each call. A call shall be deemed to have been made at the time when the resolution of the directors authorising such call was passed.

Where a shareholder or person who appears to be interested in shares fails to comply with a request for information from the Company in relation to the capacity in which such shares or interest are held, who is interested in them or whether there are any voting arrangements, the registered shareholder may be served with a direction notice and may thereby be restricted from transferring the shares, exercising voting rights, being issued further shares in right of its existing shareholding or receiving any sums in respect of the shares (except in the case of a liquidation).

The Company has only one class of shares in issue, A Ordinary Shares of US$0.0109 each. All such A Ordinary Shares rank equally with respect to voting, payment of dividends and on any winding-up of the Company.

In addition, if all cheques in respect of at least three dividends paid to a shareholder in a 12-year period remain uncashed, the Company is, subject to compliance with the procedure set out in the Articles, entitled to sell the shares of that shareholder.

Before recommending a dividend, the directors may reserve out of the profits of the Company such sums as they think proper which shall be applicable for any purpose to which the profits of the Company may properly be applied and, pending such application, may be either employed in the business of the Company or be invested in such investments (other than shares of the Company or of its holding company (if any)) as the directors may from time to time think fit. The directors may divide the reserve into such special funds as it thinks fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as it thinks fit. The directors may also carry forward any profits without placing them to reserve.

Action Necessary to Change the Rights of Shareholders

In order to change the rights attaching to any class of shares, a special resolution passed at a class meeting of the holders of such shares is required. The provisions in relation to general meetings apply to such class meetings except the necessary quorum at any such meeting (or adjournment thereof) shall be shareholders of that class who together represent at least the majority of the voting rights of all the shareholders of that class entitled to vote, present in person or by proxy, at the relevant meeting, and each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him or her. If the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum for such a meeting.

The special rights attached to any class of shares in the capital of the Company shall not be deemed to be varied by the creation or issue of further shares ranking pari passu.

Calling of AGMs and EGMs of Shareholders

The Company must hold a general meeting as its annual general meeting each year. Not more than 15 months can elapse between annual general meetings. Subject to the Companies Act 2014, all general meetings of the Company shall be held at such time and places, including electronic platforms as the board of directors shall determine and may be held outside Ireland.

All general meetings other than annual general meetings shall be called extraordinary general meetings. The board of directors shall determine whether a general meeting is to be held as a physical meeting and/or an electronic meeting, provided that all general meetings must be held in accordance with the provisions of the Companies Act 2014. The directors may at any time call an extraordinary general meeting and such meetings may also be convened on such requisition, or in default may be convened by such requisitions, as is provided by the Irish Companies Act 2014.

In the case of an annual general meeting or a meeting at which a special resolution is proposed, at least 21 clear days' notice of the meeting is required and in any other case at least seven clear days' notice is required.

Notice must be given in writing to all members and to the auditors in accordance with the Articles and must state the details specified in the Articles. In certain circumstances provided for in the Irish Companies Act 2014, extended notice of a general meeting is required. These include a meeting at which a resolution for the removal of a director before the expiration of his term of office is proposed.

No business shall be transacted at a general meeting unless a quorum is present when the meeting proceeds to business. Shareholders holding at least 40% of the issued and outstanding ordinary shares present in person or by proxy and entitled to vote shall be a quorum for all purposes. The Company is not obliged to serve notices upon members who have not served notice on the Company of an address in the Republic of Ireland or the U.S. but otherwise there are no specific limitations in the Articles restricting the rights of non-resident or foreign shareholders to hold or exercise voting rights respect of shares in the Company.

However, the Financial Transfers Act, 1992 and regulations made thereunder prevent transfers of capital or payments between Ireland and certain countries. These restrictions on financial transfers are more comprehensively described in Item 10 - D -“Exchange Controls”. In addition, Irish competition law may restrict the acquisition by a party of shares in the Company but this does not apply on the basis of nationality or residence.

Other Provisions of the Memorandum and Articles of Association

The Memorandum and Articles of Association do not contain any specific provisions:

•
which would have an effect of delaying, deferring or preventing a change in control of the Company and which would operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries); or

•	governing the ownership threshold above which a shareholder ownership must be disclosed; or

•	imposing conditions governing changes in the capital which are more stringent than is required by Irish law.